April 20, 1994


                                 NOTICE OF MEETING


DEAR SHAREHOLDER:

         You are cordially invited to attend the Annual Meeting of Shareholders of Syncor International Corporation on Tuesday, May 10, 1994, beginning at
1:00 p.m. local time. The meeting will be held at Harbor Court Hotel, 550 Light Street, Baltimore, Maryland.

         Enclosed you will find the proxy statement and the Annual Report for the seven-month transition period ended December 31, 1993. This Notice of the Annual Meeting and the proxy statement on the following pages cover the formal business of the meeting which includes the election of three of the eight Directors for a three-year term.

         We urge all Syncor shareholders to vote using the enclosed proxy card.

         Thank you for your continued confidence and support.


Sincerely,



MONTY FU                               GENE R. MCGREVIN
CHAIRMAN OF THE BOARD                  PRESIDENT AND CHIEF EXECUTIVE OFFICER




                         SYNCOR INTERNATIONAL CORPORATION

                                20001 PRAIRIE STREET
                           CHATSWORTH, CALIFORNIA  91311


                                  PROXY STATEMENT
                          FOR ANNUAL MEETING MAY 10, 1994




                      PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited by the Board of Directors of Syncor International Corporation ("SYNCOR") for use at the annual meeting of shareholders of Syncor ("ANNUAL MEETING") to be held May 10, 1994 at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland 21202, beginning at 1:00 p.m. local time, and any postponement(s) or adjustment(s) thereof. Syncor's proxy statement and form of proxy/voting instruction card are being mailed to the shareholders commencing April 20, 1994. Syncor will bear the cost of mailing the proxy material. In addition to solicitation by mail, proxies may be solicited by Directors, Executive Officers or employees of Syncor in person or by telephone or otherwise. They will not be specifically compensated for such services.

                           GENERAL INFORMATION

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by Syncor to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter.

The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote (even though the same shares are present for quorum purposes and may be entitled to vote on other matters).

Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy and as summarized elsewhere in this proxy statement.

Your executed proxy may be revoked at any time before it is exercised by filing with the Secretary of Syncor at the principal executive office of Syncor, 20001 Prairie Street, Chatsworth, California 91311, a duly executed written revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect your right to vote in person should you later find it convenient to attend this Annual Meeting and desire to vote.



               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The number of shares of the $.05 par value common stock of Syncor ("COMMON STOCK"), outstanding and entitled to vote at the Annual Meeting, is 10,527,834 shares. Each share is entitled to one vote and the holders thereof are not entitled to cumulate their votes in the election of Directors. Only shareholders of record at the close of business on March 11, 1994, are entitled to notice and to vote at the Annual Meeting. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. IN THE ABSENCE OF INSTRUCTIONS, SHARES REPRESENTED BY VALID PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS SHOWN ON THE PROXY.

The presence, either in person or by proxy, of the persons entitled to vote a majority of Syncor's shares is necessary for a quorum for the transaction of business at the Annual Meeting.


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth as of March 11, 1994, certain information concerning persons known to Syncor to own beneficially more than five percent of the outstanding Syncor Common Stock (the only class of Syncor's voting securities). All ownership is direct except as noted.

                                                 AMOUNT AND
                                                 NATURE OF
         NAME AND ADDRESS                        BENEFICIAL    PERCENT OF
       OF BENEFICIAL OWNERS                      OWNERSHIP      CLASS (1)
       ____________________                      _________      _________

MONTY FU (2)
  20001 Prairie Street, Chatsworth                 697,493         6.6%

WELLINGTON MANAGEMENT COMPANY
  75 State Street, Boston, MA  02109               621,329         5.9%

UNION BANK (3)
  Syncor International Corporation ESSOP
  445 S. Figueroa St., 5th Floor
    Trust Department
  Los Angeles, CA  90071                         1,147,230        10.9%


(1) Calculated on the basis of 10,527,834 shares of Syncor Common Stock outstanding. Individual percentages are calculated including shares not outstanding which the individual has a right to acquire within 60 days of March 11, 1994, if any, as noted.

(2) Includes 19,400 shares not outstanding which Mr. Fu has the right to acquire pursuant to options that are exercisable, 6,682 shares in the ESSOP as of December 31, 1993 and 11,600 shares held as trustee for his children.

(3) Union Bank is the trustee for Syncor's ESSOP and has the right to vote the shares according to the plan and in proportion to the vote of the beneficial owners.



                       SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 11, 1994, the beneficial ownership of Syncor Common Stock by each Syncor Director and nominees, each of the Executive Officers named in the "SUMMARY COMPENSATION TABLE" and by all Directors, nominees and Executive Officers as a group. All ownership is direct unless noted.

                                 AMOUNT AND
                                 NATURE OF
NAME OF                          BENEFICIAL               PERCENT OF
BENEFICIAL OWNER                 OWNERSHIP                CLASS (1)
________________                 _________                _________

Monty Fu                          697,493 (2)                6.6%
Gene R. McGrevin                  484,009 (3)                4.6%
Joseph Kleiman                     31,033 (4)                (*)
Arnold E. Spangler                 19,333 (5)                (*)
George S. Oki                       9,683 (6)                (*)
Dr. Steven B. Gerber               21,999 (7)                (*)
Dr. Henry N. Wagner, Jr.            3,333 (8)                (*)
Dr. Gail R. Wilensky                   --                    (*)
Robert G. Funari                       --                    (*)
Raymond C. Dawson                 225,151 (9)                2.1%
Michael A. Piraino                     --                    (*)
All Directors, Nominees
 and Executive Officers
 as a group (17 Persons)        1,589,482(10)               15.1%


(1) Calculated on the basis of 10,527,834 shares of Syncor Common Stock outstanding. Percentages and amounts are calculated including shares not outstanding which the individual or group member has a right to acquire pursuant to options exercisable within 60 days of March 11, 1994, if any. Exceptions are noted for each individual and the group. The Executive Officers' 33,204 ESSOP shares are included and separately noted for named Executive Officers in the following notes.

(2) Includes 19,400 shares not outstanding which the person has the right to acquire pursuant to options, 6,682 shares under the ESSOP as of December 31, 1993 and 11,600 shares held as trustee for his children.

(3) Includes 475,000 shares not outstanding which the person has the right to acquire pursuant to options and 4,009 shares under the ESSOP as of December 31, 1993.

(4) Includes 5,033 shares not outstanding which the person has the right to acquire pursuant to options.

(5) Includes 14,333 shares not outstanding which the person has the right to acquire pursuant to options.

(6) Includes 8,683 shares not outstanding which the person has the right to acquire pursuant to options.

(7) Includes 19,999 shares not outstanding which the person has the right to acquire pursuant to options.

(8) Includes 3,333 shares not outstanding which the person has the right to acquire pursuant to options.

(9) Includes 220,000 shares not outstanding which the person had the right to acquire pursuant to options as of December 31, 1993.

(10) Includes 840,656 shares not outstanding which members of the group have the right to acquire pursuant to options and separately noted for named Executive Officers in the above notes.

(*)     Less than 1%.


                      DIRECTORS AND EXECUTIVE OFFICERS
                  IDENTIFICATION OF DIRECTORS AND NOMINEES

                           ELECTION OF DIRECTORS

In 1986, Syncor shareholders approved staggered three-year terms for Directors. Three of the nominees named below are successors to the class whose term expires at this Annual Meeting and, if elected, will serve until the Annual Meeting in 1997 and until their respective successors are duly elected and qualified. The nominees are described below with brief statements setting forth their present principal occupations, their current ages, the lengths of time they have served as Directors of Syncor (including as a Director of a Syncor predecessor) and their business experience during at least the last five years. All of the nominees are at present Directors of Syncor. The company where Mr. Oki served as the Chairman of the Board through March of 1993 is in receivership. There are no family relationships between any of the nominees, Directors or Executive Officers except that Mr. Oki is a brother-in-law to Mr. Fu.

All of the nominees have indicated their willingness to serve. However, in the event that any of them should be unable to serve, the proxies named on the enclosed proxy card will vote in their discretion for such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of Directors to eliminate any vacancies. Unless otherwise instructed, the proxies will vote for all of the nominees.


                             NOMINEES FOR ELECTION
                             TERMS EXPIRING IN 1997


STEVEN B. GERBER, M.D.                        Director since May 1, 1990
                                              Age:  40

Dr. Gerber is a Senior Vice President and pharmaceutical industry analyst for Oppenheimer & Co., Inc. He was a health care industry analyst with Bateman Eichler, Hill Richards, Inc. from 1988 to September, 1990. Dr. Gerber has an M.B.A. in Finance from the University of California, Los Angeles, and is a board-certified internist and cardiologist with subspecialty training in Nuclear Cardiology.


ARNOLD E. SPANGLER                            Director since August 9, 1985
                                              Age:  45

In 1991, Mr. Spangler became a financial consultant and private investor. From 1989 to 1991, Mr. Spangler was a Managing Director of PaineWebber Incorporated and a Co-Director of its mergers and acquisitions department. From 1983 to 1989, Mr. Spangler was a General Partner in the investment banking firm of Lazard Freres & Co., where he had worked since 1976. He has worked primarily in the areas of mergers and acquisitions and financial advising. Mr. Spangler has a B.S. in Economics and an M.B.A.


DR. GAIL R. WILENSKY                          Director since July 12, 1993
                                              Age:  50

Dr. Wilensky's professional career spans 25 years of policy analysis, management, and university-level teaching. She is currently a Senior Fellow at Project HOPE, an international health foundation. Previously, she served in the White House as Deputy Assistant to the President for Policy Development. Before joining the White House staff, she was the Administrator of the Health Care Financing Administration ("HCFA") in the Department of Health and Human Services for two years. As Administrator, she directed the Medicare and Medicaid programs. Prior to her government service, she was Vice President of Health Affairs at Project HOPE. Dr. Wilensky is a nationally recognized expert on a wide range of health policy and financing issues and has published extensively on health economics and other policy
issues.   Dr. Wilensky has received numerous honors and awards and is an elected member of the Institute of Medicine of the National Academy of Sciences. She is a member of many professional societies and serves on several professional committees and boards and currently serves as a Trustee of the Combined Benefits Fund of the United Mine Workers of America.


                             TERMS EXPIRING IN 1995

GENE R. MCGREVIN                              Director since February 1, 1989
                                              Age:  51

Mr. McGrevin was appointed Director, President and Chief Executive Officer on February 1, 1989. Previously, he founded Everest Health Care Inc. in 1987, where as its President and Chief Executive Officer, he concentrated on management consulting and investment opportunities in start-up and growth companies. Prior to that, he was Executive Vice President and Board member of VHA Enterprises Inc., Dallas, Texas, where he established a long-term strategic direction for the Home Healthcare, Ambulatory Medical Care, Physician Services and Consulting Services businesses. Mr. McGrevin also held the position of President of Health Care Product Group at Kimberley-Clark Corp., key management positions with Danline Inc., Johnson and Johnson, Citicorp Systems Inc. and Cummins Engine Company. Mr. McGrevin currently is a member of the Board of Directors of the American Lung Association of Los Angeles County. Mr. McGrevin has an M.B.A. from the Wharton Graduate School of Finance and Commerce at the University of Pennsylvania.


GEORGE S. OKI                                 Director since May 17, 1985
                                              Age:  43

Mr. Oki is the Chairman of the Board of Meta Information Services Inc., as of April 1, 1993. Previously, he was the Chairman of the Board of Oki Nursery, Inc., where he was employed since 1975. Mr. Oki was a Director of a predecessor corporation from July, 1982 to August, 1983 and from December, 1984 until its merger into Syncor. Mr. Oki has a B.S. degree in Horticulture from Colorado State University and an M.B.A from the University of Southern California.


                              TERMS EXPIRING IN 1996

MONTY FU                                      Director since May 17, 1985
                                              Age:  47

Mr. Fu is the Chairman of the Board of Directors of Syncor. Mr. Fu was Chairman of the Board and a Vice President of Syncor International Corporation, a California corporation, commencing 1982 until it merged into a predecessor of Syncor. Mr. Fu was co-founder of Pharmatopes, Inc., and served as Secretary-Treasurer and Director from its inception in 1975 until July, 1982 when it was acquired by the Syncor California corporation. Mr. Fu has a B.S. degree in Pharmacy with a specialization in Nuclear Pharmacy.


JOSEPH KLEIMAN                                Director since August 9, 1985
                                              Age:  74

Mr. Kleiman retired in 1984 as a Director and Senior Vice President with responsibilities for corporate development of Whittaker Corporation, where he had been employed since 1958. Mr. Kleiman presently manages a personal consulting practice. He is also a Director of Diagnostic Products Corporation and Z-Seven Fund. Mr. Kleiman has a B.S.E. and an M.S.E. in Chemical Engineering.



HENRY N. WAGNER, JR., M.D.                    Director since August 3, 1992
                                              Age:  66

Dr. Wagner has spent more than 30 years at The Johns Hopkins University, pioneering radioactive diagnostics and treatments. He is currently a Professor of Medicine, Radiology and Radiological Science and Environmental Health Sciences, as well as the Director of Nuclear Medicine and Radiology, and Radiological Science and Environmental Health Sciences at the University. At The Johns Hopkins Hospital, he is Director of the Division of Nuclear Medicine. Dr. Wagner and his work have been nationally and internationally recognized with numerous honors and awards, including the prestigious American Medical Associations Scientific Achievement Award. Dr. Wagner is a member of many professional societies and serves on several research committees for such organizations as the National Institutes of Health, National Research Council and the Nuclear Regulatory Commission.


                    IDENTIFICATION OF EXECUTIVE OFFICERS

The following persons are all of the Executive Officers of Syncor. The respective Executive Officers hold the same or similar positions for Syncor Management Corporation and other wholly owned subsidiaries of Syncor. The Executive Officers serve at the discretion of the Board of Directors.

                                Director and/or
Name                   Age      Officer Since       Position(s)
____                   ___      _______________     ___________

Monty Fu                47       May 1985           Director, Chairman
                                                     of the Board

Gene R. McGrevin        51       February 1989      Director, President
                                                     and Chief Executive
                                                     Officer

Robert G. Funari        46       August 1993        Executive Vice President
                                                     and Chief Operating
                                                     Officer

Raymond C. Dawson       56       May 1989           Executive Vice
                                                     President, Corporate
                                                     Strategy (1)

Michael A. Piraino      40       June 1993          Senior Vice President,
                                                     Chief Financial Officer
                                                     and Treasurer

Jack L. Coffey          42       April 1989         Vice President (2)

Sheila H. Coop          53       November 1992      Vice President, Human
                                                     Resources

Richard E. Keesee       53       May 1985           Vice President, Quality
                                                     and Regulatory (3)

William A. Kemmel, Jr.  64       May 1985           Vice President, General
                                                     Counsel and Secretary

Michael E. Mikity       46       November 1985      Vice President and Chief
                                                     Information Officer

Charles A. Smith        41       November 1992      Vice President,
                                                     Corporate Development


(1) Mr. Dawson retired on December 31, 1993. He also served as Executive Vice President and Chief Operating Officer until August 9, 1993.

(2) Mr. Coffey assumed the office of Vice President, Quality and Regulatory, effective April 1, 1994.

(3) Dr. Keesee resigned as an Executive Officer, effective April 1, 1994, and he will continue to work on special projects.


                     BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

ROBERT G. FUNARI was appointed Executive Vice President and Chief Operating Officer on August 9, 1993, for Syncor. Prior to joining Syncor, Mr. Funari was an Executive Vice President and General Manager for McKesson Drug Company. From 1975 to 1992, Mr. Funari held a number of key management positions with Baxter International and its subsidiaries. His last position with Baxter was as President of its Pharmaseal Division. At Baxter, Mr. Funari also held the following positions: President of Paramax Systems Division and President of Medcom Subsidiary. Mr. Funari received a Bachelor of Science degree in Mechanical Engineering from Cornell University in 1969, and an M.B.A from Harvard Business School in 1975.

RAYMOND C. DAWSON was appointed Executive Vice President on May 1, 1989, and Chief Operating Officer on August 15, 1990 for Syncor. In July of 1993, he was appointed as Executive Vice President, Corporate Strategy and served in that capacity until his retirement on December 31, 1993.

MICHAEL A. PIRAINO is Senior Vice President, Chief Financial Officer and Treasurer for Syncor. Mr. Piraino joined Syncor in June, 1993. Prior to joining Syncor, Mr. Piraino served as Senior Vice President and Chief Financial Officer, from August 1989 to June 1993, for Total Pharmaceutical Care, Inc. From November 1986 to August 1989, Mr. Piraino served as Senior Vice President, Finance and Administration and Chief Financial Officer for Lorimar Home Video, a division of Lorimar-Telepictures Corporation. Mr. Piraino is a certified public accountant and holds a Bachelor of Science degree in Accounting from Loyola University in Los Angeles, California.

JACK L. COFFEY is Vice President, Quality and Regulatory of Syncor, effective April 1, 1994. Previously he served as Vice President. He joined Nuclear Pharmacy, Inc., a predecessor of Syncor, in 1984 as Director of Radiation Services. In 1986, he was named Corporate Radiation Safety Officer and Director of the Professional Affairs Department. Mr. Coffey received a Masters Degree in Radiation Biology in 1978, from the University of Tennessee, and a Bachelor of Science degree from Cumberland College in 1973.

SHEILA H. COOP is Vice President, Human Resources, for Syncor. Ms. Coop joined Syncor in July, 1991, as Director of Human Resources. Prior to joining Syncor, Ms. Coop was a Senior Human Resources Consultant with Jorgensen and Associates. From 1988 to 1990, Ms. Coop was Director, Human Resources for Daylight Transport, Inc., a national transportation company. Ms. Coop received a Bachelor of Science degree from the University of California, Los Angeles, and a Certificate of Professional Designation in Human Resources Management awarded by the University of California, Los Angeles, School of Law and Graduate School of Business in 1983.

RICHARD E. KEESEE was Vice President, Quality and Regulatory of Syncor until April 1, 1994. Dr. Keesee will continue to work for Syncor on limited basis. Dr. Keesee received his Pharm.D. in 1964, and a Masters degree in Radiopharmacy in 1971, from the University of Southern California. Dr. Keesee was President of Pharmaco Nuclear, Inc., from its inception in 1975, until September 1981, when it was acquired by a predecessor of Syncor. Dr. Keesee was Director of Radiopharmacy at the University of New Mexico from 1972 until 1975. From 1971 to 1975, Dr. Keesee was Assistant Professor of Pharmacy and Medicine at the University of New Mexico. Dr. Keesee is a Board Certified Nuclear Pharmacist, a Registered Pharmacist, and a member of the Society of Nuclear Medicine and Rho Chi.

WILLIAM A. KEMMEL, JR. is Vice President, General Counsel and Secretary for Syncor. Mr. Kemmel received a Master of Science degree in Chemical Engineering from the California Institute of Technology in 1953, and a Bachelor of Law degree from George Washington University in Washington, D.C., in 1960. He is admitted to the State Bars of California, Virginia and District of Columbia. From 1968 to 1983, Mr. Kemmel was employed as Associate General Counsel for Monogram Industries Inc. In 1983, he joined a predecessor of Syncor as its Secretary and General Counsel.

MICHAEL E. MIKITY is Vice President and Chief Information Officer for Syncor. Until June 20, 1993, Mr. Mikity served as Chief Financial Officer and Treasurer of Syncor. In 1983, he joined a predecessor of Syncor as its Controller. Mr. Mikity received his Bachelor of Science degree in Accounting in 1973, from the University of Southern California.


CHARLES A. SMITH is Vice President, Corporate Development, for Syncor. Mr. Smith joined Nuclear Pharmacy, Inc., a predecessor of Syncor, in 1979 as a Staff Pharmacist. In 1985, he was named a Director of Operations for Syncor. From June 1988, to November 1992, Mr. Smith was the Director, Business Development. Mr. Smith received a Pharm. B.S. degree from Drake University, College of Pharmacy in 1977, an M.S. in Pharmaceutical Sciences with emphasis in Clinical Pharmacy in 1979, from the University of the Pacific, and an M.B.A. from Pepperdine University in 1988.


                  INFORMATION CONCERNING OPERATION OF THE
                   BOARD OF DIRECTORS AND ITS COMMITTEES

In order to facilitate the handling of various functions of the Board of Directors, the Board has appointed a standing Audit Committee, Compensation Committee, Nominating Committee and Quality Committee.

AUDIT COMMITTEE. The present members of the Audit Committee are Arnold E. Spangler, Chairman, Joseph Kleiman and George S. Oki. Such committee met once during the period ended December 31, 1993. The functions of the Audit Committee include review of those matters which primarily relate to a financial audit of Syncor and its subsidiaries including (I) the findings of the independent auditors, (II) the accounting principles used by Syncor and actual or impending changes in financial accounting requirements, (III) the financial and accounting controls and (IV) the recommendations by the independent auditors.

COMPENSATION COMMITTEE. The present members of the Compensation Committee are Joseph Kleiman, Chairman, Dr. Steven B. Gerber and Dr. Gail R. Wilensky. Such committee met twice during the period ended December 31, 1993. The functions of the Compensation Committee include (I) the review with the Chief Executive Officer, of his performance and the performance of the Executive Officers whose compensation is the subject of review, (II) annual review, examination and approval, as needed of salary ranges and salaries for the Executive Officers and compensation for non-employee Directors, (III) periodic review of the organization to determine possible requirements for additional corporate officers, and (IV) award of stock options, compensation arrangements involving major acquisitions, salary administration policy, fringe benefit policy and other compensation matters as requested by the Board of Directors.

QUALITY COMMITTEE. The present members of the Quality Committee are Dr. Steven B. Gerber, Chairman, Joseph Kleiman, Gene R. McGrevin, and Dr. Henry
N. Wagner, Jr. Such committee did not meet during the period ended December 31, 1993. The functions of the Quality Committee include establishing strategic priorities for quality, assessment and evaluation of quality standards and who will carry out the process. Also, it establishes expectations and reviews plans and procedures that improve the quality of Syncor.

NOMINATING COMMITTEE. The present members of the Nominating Committee are George S. Oki, Chairman, Dr. Steven B. Gerber, Gene R. McGrevin and Arnold E. Spangler. Such committee met twice during the period ended December 31, 1993. The functions of the Nominating Committee include (I) setting-up procedures for locating nominees for the Director positions, (II) reviewing prospective new members of the Board of Directors and nominations for successive terms of current Board members, and (III) making recommendations to the Board of Directors for nominees for Director positions. The Nominating Committee will consider the possible nomination as Directors of persons recommended by shareholders. Any such recommendations should be in writing and should be mailed or delivered to the Company, marked for the attention of the Nominating Committee, on or before the date for receipt of shareholder proposals for the next annual meeting (see "SHAREHOLDER PROPOSALS").

During the seven-month period ended December 31, 1993, the Board of Directors held five meetings, three of which were telephonic. All of the Directors attended more than 75 percent of the total number of meetings of the Board of Directors and no Director attended fewer than 75 percent of the total number of meetings held by all Committees of the Board of Directors on which he/she served.


               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS. Except for employee Directors, each Director is paid an annual retainer of $20,000, paid in quarterly payments of $5,000, and $1,000 per day for Board meetings, including one travel day if traveling from out-of-state. In addition, expenses of a Director incurred in connection with service as a Director are reimbursed. Commencing July 11, 1989, a non-employee new Board member receives a ten-year, 10,000 share option on date of election and, subject to certain restrictions, an additional 5,000 share option following each subsequent Annual Meeting of Shareholders up to a total of 25,000 share options. Dr. Wagner has received 15,000 share options, Dr. Wilensky has received 10,000 share options and remaining non-employee Board members have received 25,000 share options.

1990 MASTER INCENTIVE OPTION PLAN. At the Annual Meeting of Shareholders on November 13, 1990, the shareholders approved the 1990 Master Stock Option Plan which was amended and restated at the Annual Meeting of Shareholders on November 15, 1993 ("1990 MSIP"), to provide additional necessary share incentives for the continuing needs of Syncor and to provide flexibility in the conditions associated with awards. The options to the non-employee Directors are fixed in the 1990 MSIP as described above in "Compensation of Directors." In July, 1993, the Board of Directors delegated its discretion and administrative authority under the 1990 MSIP to the Compensation Committee (the "ADMINISTRATOR"). Options are granted to Executive Officers and other key employees under the 1990 MSIP at the discretion of the Administrator. The purchase price per option share is determined by the Administrator, but in the case of incentive stock options it must be at least fair market value. The purchase price per option share purchased may be paid in cash or by check, by a promissory note if authorized by the Administrator upon terms it determines, or by shares of Syncor under certain limitations. Options are subject to a vesting schedule and period determined by the Administrator, but vesting cannot occur in less than six months and the option period cannot exceed ten years. Certain portions of the 1990 MSIP are qualified under the Internal Revenue Code and certain options may have tandem rights. To date, only options have been granted under the 1990 MSIP, and no options under the 1990 MSIP were granted with tandem rights.

EMPLOYEE'S SAVINGS AND STOCK OWNERSHIP PLAN ("ESSOP"). Under Section 401(k) of the Internal Revenue Code ("CODE"), Syncor eligible employees may contribute up to two percent of their pay for the purchase of Syncor Common Stock. As revised in November, 1989, Syncor will match such contributions on a share-for-share basis. Moreover, subject to the Code, the participating employees can contribute up to an additional 10 percent of their pay, of which Syncor will match at the rate of $.50 for each dollar contributed up to the first four percent of such contribution. The ESSOP includes a number of other benefits for eligible employees.

EXECUTIVE LIFE INSURANCE PLAN. All Executive Officers are part of Syncor's life insurance plan receiving coverage computed on the same basis as all salaried employees. In addition, the Executive Officers each have term life insurance of $250,000, premiums for which are paid by Syncor, except for Mr. Fu and Dr. Keesee for whom the amount is $400,000. In addition, at the July 10, 1993 Board of Directors Meeting, the Board approved a split ownership/split dollar plan for Mr. McGrevin. Under that plan, Syncor has an ownership right in a certain life insurance policy of $2,000,000 purchased by Mr. McGrevin. For that right Syncor agreed to contribute an annual premium equal to $60,000 per year for a period of ten consecutive years. The agreement provides that Syncor is to be reimbursed from the policy value in an amount equal to the lessor of its cumulative premium contributions or the surrender value, upon the happening of any one of the following events: (I) death of Mr. McGrevin; (II) cancellation of the policy by Mr. McGrevin; or
(III)  release of Syncor's interest by request of Mr. McGrevin or otherwise.

EXECUTIVE DEFERRAL PLAN. All Executive Officers and senior management are eligible to participate in the Executive Deferral Plan ("DEFERRAL PLAN").
The Deferral Plan allows each participant to defer up to 25 percent of their
annual compensation.   The Deferral Plan is designed to defer the payment of
taxes on the deferred income until such time as the monies are distributed to the participants. At retirement (or termination), Syncor makes a contribution on behalf of the participant up to the first 15 percent of the deferred compensation towards the payment of taxes on such deferral distribution. This amount is calculated by applying a 30 percent "gross-up" rate on the amount to be distributed. The Deferral Plan is secured with a "Rabbi Trust" which is responsible for plan investments. Currently, assets are invested in a selection of separate and fixed accounts made available through flexible variable life insurance policies owned by the trust. The Deferral Plan participants select from up to five accounts including stock, aggressive stock, bond, total return (managed) and fixed. The investment performance of each account selected will determine the returns credited to the individual participant's deferral account value. Syncor bears no investment risk under the Deferral Plan. Each individual policy bears its own investment and policy expenses. It is the total surrender value of each underlying insurance policy that is "grossed-up" for the participant under the circumstances described above.

EXECUTIVE VACATIONS AND DISABILITY INSURANCE. Each Executive Officer receives an annual vacation of four weeks and is covered by disability insurance paying up to 75 percent or $15,000 per month, whichever is less, of the Executive Officer's cash compensation, upon total disability, until the age of 65.

EXECUTIVE OFFICERS. The following tables and accompanying notes show the compensation for the Chief Executive Officer and the four next highest paid Executive Officers of Syncor and its subsidiaries during the seven-month period ended December 31, 1993 and, to the extent required by applicable rules, the preceding three fiscal years ended May 31. Except for Mr. McGrevin, Syncor presently does not have long term incentive plan.



                                      SUMMARY COMPENSATION TABLE

                                                               Long Term Compensation
                                                           ______________________________
                            Annual Compensation               Awards            Payouts
                       _____________________________       ____________       ___________
(a)                    (b)      (c)     (d)      (e)       (f)      (g)       (h)     (i)

                                                Other                                 All
                                                Annual     Re-                       Other
                                        Bonus   Compen-  stricted  Options/  LTIP    Compen-
Name and                      Salary   (2)(3)   sation   Award(s)   SARs    Payouts  sation
Principal Position     Year   (1)($)  (4)(5)($) (6)($)     ($)       (#)      ($)    (7)($)
___________________    ____   ______  _________ ______    ______    _____    _____   ______
GENE R. MCGREVIN       1993*  179,343  125,000                                        7,755
 President and Chief   1993   310,000  295,000                                       18,830
 Executive Officer     1992   289,807  289,583                     100,000           17,370
                       1991   253,057   38,125                      75,000           16,951

MONTY FU               1993*  121,356   75,000                                        7,890
Chairman of the Board  1993   210,000  200,000                                       15,490
                       1992   237,245  220,000                                       18,273
                       1991   210,000   30,500                      40,000           18,618

ROBERT G. FUNARI       1993*   79,154   75,000   41,515            100,000              843
Executive Vice
 President
 and Chief Operating
 Officer


RAYMOND C. DAWSON      1993*  149,612   60,000   56,442                               9,538
Executive Vice         1993   210,000  197,000                                       19,287
 President             1992   198,467  192,383                      50,000           16,206
                       1991   183,827   22,875                      45,000           18,509

MICHAEL A. PIRAINO
Senior Vice President
 and Chief Financial
 Officer               1993*   76,731   60,000                      50,000              651

(1) Amounts shown include cash and non-cash compensation earned and received by Executive Officers as well as amounts earned but deferred at the election of those Executive Officers under the Deferral Plan.

(2) The amounts for the seven-month period ended December 31, 1993 (marked as 1993*), include the portion of the bonuses accrued under the Officer Incentive Plan for the old fiscal year 1994, ending May 31, 1994. At the Board of Directors meeting held on January 10, 1994, the Chief Executive Officer recommended to the Compensation Committee to pay a bonus to each eligible employee including the Executive Officers. The recommendations were based on the rationale that: (I) Syncor achieved a sufficient level of sales and earnings for the first two quarters of the seven-month period; and (II) Syncor management was able to create, develop and execute a strategic alliance with the DuPont Merck Radiopharmaceuticals Company. The Compensation Committee and the Board approved the recommendations and the bonus was paid in March 1994. Amounts shown include amounts earned but deferred at the election of those Executive Officers. Amount shown for Mr. Dawson incudes $10,000 "Chairman's Achievement Award."

(3) The 1993 amounts include bonuses accrued under the fiscal year 1993 Executive Officer Incentive Plan. Pursuant to the plan adopted by the Board of Directors on August 2, 1992, in the event the budgeted net profit before tax ("NPBT") amount was achieved, each Executive Officer could receive a varying incentive payout from 56 percent to 70 percent of his/her salary. If the budgeted NBPT was exceeded by at least 11 percent, the Executive Officers could receive an incentive payout of 100 percent of the Executive Officer's salary. Actual payout, except for the Chairman of the Board and Chief Executive Officer, however, would be based 40 percent on achieving the NPBT amount and 60 percent on the individual Executive Officer achieving individual objectives agreed upon with the Chief Executive Officer. To the extent such objectives were not achieved, the payout would be reduced. Actual payouts were subject to approval by the Board of Directors. The payout was accrued in fiscal year 1993, and occurred in August, 1993. Amounts shown include amounts earned, but deferred at the election of those Executive Officers.

(4) The 1992 amounts include bonuses accrued under the fiscal year 1992 Executive Officer Incentive Plan. Pursuant to the 1992 plan adopted by the Board of Directors on July 15, 1991, in the event that the budgeted NPBT amount was achieved, each Executive Officer could receive an incentive payout of 100 percent of the Executive Officer's salary. Such payout, however, was based 40 percent on achieving the NPBT amount and 60 percent on the individual Executive Officer achieving agreed upon individual objectives. To the extent such objectives were not achieved, the payout was reduced. In the event that the budgeted NPBT amount was exceeded, for each dollar above such amount, the Executive Officer bonus pool was increased by 33 cents subject to the aforementioned achievement criteria. The payout was accrued in fiscal year 1992, and occurred in August, 1992. Amounts shown include amounts earned but deferred at the election of those Executive Officers.

(5) In 1991, Executive Officers received a bonus grant of Syncor Common Stock. The 1991 amount represents the market value of the shares at the date of grant.

(6) Other annual compensation in the form of the value of certain perquisites did not, in the aggregate, exceed the amount of $50,000 or 10 percent of the aggregate salary and bonus compensation for the seven-month period ended December 31, 1993, except as otherwise reported. Syncor accrues amounts for the "grossed-up" component under the Deferral Plan, however, those amounts are not shown as other compensation for the following reasons: (I) each individual policy bears its own investment and policy expenses; (II) amounts accrued by Syncor are not invested on behalf of the participants; (III) the actual "grossed-up" component could be zero at the time of retirement or termination. Mr. Dawson received $56,422 upon retirement from Syncor as the "gross-up" component under the Deferral Plan. The amount reported for Mr. Funari represents relocation allowance according to Syncor's Homeowners' Full Relocation Package, available to all employees, which included: (I) $23,204 paid directly to Mr. Funari for relocation; (II) $18,311 paid to third parties on his behalf; and (III) purchase and subsequent resale of his residence in Northern California in February 1994, according to his employment agreement.

(7) The amounts represent premiums paid for term life and disability insurance and the dollar value of Syncor's contribution under the ESSOP (see "EXECUTIVE LIFE INSURANCE PLAN"). The attributable benefit of
       $1,138 for Mr. McGrevin's life insurance is included.   In connection
       with Mr. Dawson's retirement, the Board of Directors accelerated the vesting of options previously granted to Mr. Dawson. The "OPTION EXERCISES AND YEAR-END VALUES TABLE" shows the value of the vested options as of December 31, 1993. Under the ESSOP named Executive Officers received the following number of shares of Syncor Common Stock as matching contributions: (I) for the seven-month period ended December 31, 1993, valued at $22.375 per share as of December 31, 1993: Mr. McGrevin, 241; Mr. Fu, 260; and Mr. Dawson, 345; (II) for the fiscal year 1993 ended May 31, 1993, valued at $20.50 per share as of June 1, 1993: Mr. McGrevin, 762, Mr. Fu, 626 and Mr. Dawson, 666; (II) for the fiscal year 1992 ended May 31, 1992, valued at $18.50 per share as of June 1, 1992: Mr. McGrevin, 883, Mr. Fu, 861 and Mr. Dawson, 746; (IV) for the fiscal year 1991 ended May 31, 1991, valued at $15.25 per share as of May 31, 1991: Mr. McGrevin, 1,377, Mr. Fu, 1,850 and Mr. Dawson, 1,130. Based upon the internal audit of the ESSOP administrative procedures, the reported numbers may change.

* Syncor changed its fiscal year end from May 31 to December 31. The amounts represent the period ended December 31, 1993. Mr. Funari and Mr. Piraino first joined Syncor during this period.


                     OPTION GRANTS IN LAST FISCAL YEAR

                                                                    Potential
                                                                    Realized Value
                                                                    at Assumed
                                                                    Annual Rates
                                                                    of Stock Price         Grant
                                                                    Appreciation           Date
                                   Individual Grants                for Option Term        Value
                        ________________________________  ________    _______________      _____
(a)                        (b)         (c)        (d)        (e)       (f)       (g)        (h)
                        Number of   % of Total
                        Securities   Options                                                Grant
                        Underlying  Granted to                                              Date
                         Options    Employees   Exercise    Expira-                        Present
                         Granted    in Fiscal   or Base      tion                           Value
Name                     (#)(1)       Year       Price       Date     5%($)     10%($)      $(4)
____                    ________    _________   ________     ____     _____     ______     ______
GENE R. MCGREVIN

MONTY FU

RAYMOND C. DAWSON

ROBERT G. FUNARI        100,000       48.8      17.125(2)  09/09/98  919,831  1,609,177    350,000

MICHAEL A. PIRAINO       50,000       24.4      17.125(3)  06/21/98  435,985    774,391    156,250


(1) Mr. Funari and Mr. Piraino were granted non-qualified stock options when they joined Syncor.

(2)    The market price at the grant date was $20.625.

(3)    The market price at the grant date was $20.25.

(4) This column represents potential realizable value at 0% annual rate of Common Stock price appreciation at the grant date.



                      OPTION EXERCISES AND YEAR-END VALUES TABLE
                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION/SAR VALUES

                                                                             Value of
                                                       Number of            Unexercised
                                                      Unexercised           In-the-Money
                                                        Options              Options at
                                                       at FY-End               FY-End
                                                          (#)                   ($)
                                                      ___________           ___________
(a)                        (b)           (c)              (d)                   (e)

                         Shares         Value         Exercisable/         Exercisable/
                       Acquired on     Realized       Unexercisable        Unexercisable
Name                   Exercise (#)      ($)            (1)(2)                 (3)
____                   ____________    ________       _____________        _____________

GENE R. MCGREVIN                                     400,000/275,000    6,587,625/2,860,625

MONTY FU                                                 19,400/0           278,450/0

ROBERT G. FUNARI                                        0/100,000           0/525,000

RAYMOND C. DAWSON                                       220,000/0          2,953,875/0

MICHAEL A. PIRAINO                                       0/50,000           0/262,500


(1) Except for grants to Mr. Funari and to Mr. Piraino, each of the outstanding options were granted with an exercise price of 100 percent of fair market value on the date of grant, for a term (subject to earlier termination following a termination of employment) of five to ten years. The options are exercisable no earlier than the first anniversary of the grant date. The options vest over the course of up to four years. The options were granted under Syncor's 1990 MSIP or earlier 1981 Master Stock Option Plan (established by the predecessor of Syncor, the "1981 MSOP"), at the discretion of the Board of Directors. The Board of Directors may, at its discretion, extend the expiration date of an option for an employee or a Director of Syncor who ceases to be an employee or a Director beyond the 30-day exercise period provided in the 1981 MSOP. Grantees did not pay for options. The 1981 MSOP is not qualified under the Internal Revenue Code. No options under the 1981 MSOP have tandem rights. After the adoption of the 1990 MSIP, no options were granted under the 1981 MSOP. All options that expire or lapse under 1981 MSOP become available for grant under 1990 MSIP.

(2) The numbers shown in column (d) are the numbers of unexercised options, including 100,000 "out-of-the-money" options held by Mr. McGrevin.

(3) Based solely on the market value of Syncor's Common Stock $22.375 per share (the closing price as reported by NASDAQ for December 31, 1993), minus the exercise price of "in-the-money" options.


INDEBTEDNESS OF MANAGEMENT. According to his employment agreement Mr. Funari, the Executive Vice President and Chief Operating Officer, borrowed $200,000 payable on or before May 31, 1994. The loan was interest-free if paid back within three months. The loan was repaid in such time-frame without triggering the interest provision.

EMPLOYMENT AGREEMENTS. Mr. McGrevin has an employment agreement with Syncor, effective February 1, 1989. As amended, the agreement has a term of five years and eleven months ending December 31, 1994, and provides for a negotiation period from January 1, 1994, to June 30, 1994, for extension of the term. The agreement provides for various benefits including a current annual salary of $310,000 which is subject to periodic review and increase, but not decrease. The agreement provides for various payments to Mr. McGrevin or his beneficiaries in the event of his death, disability or termination and in the event of change of control of Syncor. In the event of his death or termination due to disability, Mr. McGrevin or his beneficiaries would be entitled to a payment equal to the prorated portion of Mr. McGrevin's then current salary and bonus. In the event of a termination without cause, Mr. McGrevin would receive his salary, at the time of such termination, for the remaining term of the agreement and a full or partial bonus payment for the year of termination. He would also be entitled to continuation of certain other benefits for the same period, and full and immediate vesting of all stock options and other employee benefits. If such termination occurred following a change of control as defined below, the salary payments as described above would be made in a lump-sum payment upon the effective date of termination. If such termination occurs during the last two years of the term, such lump-sum payment shall be in the amount of two years compensation. In the event of change of control, a material reduction of Mr. McGrevin's duties and responsibilities, a relocation of his office or a change in the support personnel will be considered termination without cause. A change of control occurs under the agreement when either
(I) 20 percent or more of Syncor's outstanding voting stock is acquired by a person, or group of related persons that is not affiliated with Syncor, or
(II) Syncor sells more than 50 percent of Syncor's assets not in the ordinary course of business.

Mr. Funari has an employment agreement with Syncor, effective August 9, 1993. The agreement has a term of approximately two years ending August 31, 1995, and provides for a negotiation period from May 31, 1995, to August 31, 1995, for extension of the term. The agreement provides for various benefits including: (I) a current annual salary of $210,000 which is subject to periodic review and increase; (II) $25,000 sign-on bonus; (III) $40,000 guaranteed bonus for the 1994 fiscal year; (IV) grant of 100,000 stock option rights pursuant to 1990 MSIP; and (V) an unsecured loan in the amount of $200,000 payable on or before May 31, 1994. The agreement also provides for various payments to Mr. Funari or his beneficiaries in the event of his death, disability or termination. In the event of his death or termination due to disability, Mr. Funari or his beneficiaries would be entitled to a payment equal to the prorated portion of Mr. Funari's then current salary and bonus. In the event of a termination without cause, Mr. Funari would receive his salary, at the time of such termination, for the remaining term of the agreement and a full or partial bonus payment for the year of termination.
He would also be entitled to continuation of certain other benefits for the same period, and full and immediate vesting of all stock options and other employee benefits. If such termination occurs during the last year of the term, a lump-sum payment shall be made in the amount of one year's compensation from the termination date at the salary rate in effect on such date. If the agreement is not extended and Mr. Funari leaves Syncor or continues to be employed by Syncor and subsequently he is terminated and such termination is not for cause, due to death or mutual agreement then Syncor shall pay Mr. Funari all salary payments for one year from the expiration date or the termination date at the salary rate in effect on such date.

Mr. Dawson had an employment agreement with Syncor, effective March 8, 1989. As amended, the agreement terminated on December 31, 1993.

Each non-employee Director and Executive Officer has an Indemnification Agreement by which, under certain conditions, provides an indemnification of Directors and Executive Officers for the duties performed by them for Syncor or its subsidiaries and affiliates.

In addition, each non-employee Director and Executive Officer has a Benefits Agreement which, under certain limited conditions in the event of a change in control, each receives compensation for one year and all stock options fully vest immediately.

DEFINED BENEFIT. At the July 10, 1993 Board of Directors Meeting the Board approved a deferred compensation plan for Mr. McGrevin, by establishing a non-funded termination or retirement benefit effective June 10, 1993. The term of the plan is for ten years. For each year of participation under the plan, Mr. McGrevin will be credited with a benefit equal to $15,000. The benefit payment will be made in a lump sum upon termination or retirement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The present members of the Compensation Committee are Joseph Kleiman, Chairman, Dr. Steven B. Gerber and Dr. Gail R. Wilensky all of whom are non-employee Directors. The Compensation Committee, from time to time, for the purpose of gathering information or recommendations includes Executive Officers, including the Chief Executive Officer, in its deliberations. During the seven-month transition period none of the Compensation Committee members had a relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

The following Report of the Compensation Committee and the Performance Graph included in this proxy statement shall not be deemed to be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Syncor specifically incorporates this Report or the Performance Graph by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

                       REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee administers the 1990 MSIP. In addition, the Committee reviews and recommends to the Board of Directors the base salary compensation and the annual incentive compensation of the Executive Officers and evaluates the Executive Officers' performance.

In determining the compensation recommendations for all Executive Officers which the Compensation Committee makes to the Board of Directors, it is the policy and practice of the Committee to consider the contributions of individual Executive Officers, the performance and prospects of Syncor over time, and the desirability of attracting and retaining a highly capable and experienced Executive Officer group. The newly enacted Internal Revenue Services regulations, limiting the corporate deductions to $1,000,000 per Executive Officer, will be taken into consideration in determining total compensation of the Executive Officers.

In recent years, it has been Syncor's policy to pay base salary compensation which is relatively low based on industry comparisons, but also to make it possible to pay Executive Officers compensation based on both Syncor's and the individual's performance, principally through the award of annual incentive compensation in the form of a bonus. The annual incentive compensation is based upon performance levels which include achievement of budgeted net profit before tax and individual objective factors established each year on recommendations of the Chief Executive Officer and approved by the Compensation Committee and the Board of Directors. Such incentive compensation can account for approximately 50 percent of total compensation. Annual incentive compensation for Syncor's Executive Officers can increase or decrease significantly if individual contribution or Syncor's performance exceeds, or fails to achieve, targeted performance levels. The annual incentive compensation is summarized for the seven-month period ended December 31, 1993, and the fiscal years 1991, 1992 and 1993 in the "SUMMARY COMPENSATION TABLE" and footnotes (2), (3), (4) and (5) thereof.

Mr. McGrevin's compensation and related benefits are based principally on his rights under his employment agreement with Syncor and substantially have been influenced by the fact that during his tenure both revenues and profits have increased at rates substantially higher than industry averages. Syncor has not had a long term incentive plan. Therefore, by the Compensation Committee recommendation, on July 10, 1993, the Board of Directors approved a deferred compensation plan for Mr. McGrevin, by establishing a non-funded termination or retirement benefit (see "DEFINED BENEFIT"). At the same meeting, the Board also approved a split ownership/split dollar plan for Mr. McGrevin (see "EXECUTIVE LIFE INSURANCE PLAN").

The bonus amounts for the Executive Officers, for the seven-month period ended December 31, 1993, were determined by prorating the bonuses accrued under the Executive Officer Incentive Plan for the old fiscal year 1994. At the January 10, 1994, Board of Directors meeting, the Chief Executive Officer recommended a bonus to be paid to all eligible employees including Executive Officers. The recommendations were based on the rationale that: (I) Syncor achieved a sufficient level of sales and earnings for the first two quarters of the seven-month period; and (II) Syncor management was able to create, develop and execute a strategic alliance with the DuPont Merck Radiopharmaceuticals Company. This Committee evaluated the Executive Officer's contributions and Syncor's performance and approved the recommendations which were subsequently reviewed and approved by the Board of Directors.


Dated: April 20, 1994                        Compensation Committee of
                                             the Board of Directors,
                                             Syncor International Corporation

                                             Joseph Kleiman, Chairman
                                             Dr. Gail R. Wilensky
                                             Dr. Steven B. Gerber



                        SYNCOR STOCK PRICE PERFORMANCE

The following chart compares the value of $100 invested in Syncor Common Stock from May 31, 1988, through December 31, 1993, with the similar investment in the NASDAQ Composite (U.S. companies) and with the S&P Healthcare Composite. The NASDAQ Composite (U.S. companies) is an index comprised of all domestic common shares traded on the NASDAQ National Market and the NASDAQ Small-Cap Market. The S&P Healthcare Composite is a composite index which is weighted between the following S&P indices: Healthcare Diversified (44.1%); Healthcare Drugs (39.3%); Healthcare Miscellaneous (3.6%); Hospital Management (2.0%); and Medical Products and Supplies (11%). The table below shows the value of each such investment on May 31, of each year and December 31, 1993.

                COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 ("ACT"), requires Syncor's Directors and Executive Officers to file reports of ownership and changes in ownership with the SEC. Additionally, Item 405 of Regulation S-K under the Act requires Syncor to identify in its proxy statement those individuals for whom one of the above-referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. The Form 3s of Director Dr. Gail R. Wilensky, Chief Operating Officer Robert G. Funari and Chief Financial Officer Michael A. Piraino were filed a few days late due to the error of Syncor's Legal Department which filed the same on their behalf.

                       FINANCIAL STATEMENTS AND INFORMATION

Syncor's consolidated financial statements for the seven-month transition period ended December 31, 1993, and management's discussion and analysis of financial condition and results of operations appear in Syncor's Annual Report to Shareholders which accompanies this proxy statement.


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

KPMG Peat Marwick was appointed by the Board of Directors as Syncor's independent auditor for the fiscal year ending December 31, 1994. KPMG Peat Marwick was Syncor's independent auditor for the seven-month period ended December 31, 1993.

A representative from KPMG Peat Marwick will be present at the Annual Meeting, will have the opportunity to make statements, and will be available to respond to appropriate questions.


                         ANNUAL REPORT TO SHAREHOLDERS

The Annual Report to Shareholders concerning the operations of Syncor for the seven-month period ended December 31, 1993, including consolidated financial statements for that period, has been enclosed with this proxy statement.


                            SHAREHOLDER PROPOSALS

Shareholder proposals for consideration at the Annual Meeting expected to be held in June 1995, must be received by Syncor no later than December 22, 1994, for them to be included in the proxy materials for the 1995 Annual Meeting. To be included, proposals must be proper under law and must comply with the Rules and Regulations of the Securities and Exchange Commission and the By-Laws of Syncor.


                                OTHER MATTERS

The Board of Directors is not aware of any other matters which are to be presented at the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote on such matters in accordance with their judgment.

The above notice and proxy statement are sent by order of the Board of Directors.


April 20, 1994                                          WILLIAM A. KEMMEL, JR.
Chatsworth, California                                              Secretary



                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST, SYNCOR WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS TRANSITION REPORT ON FORM 10-K, EXCEPT FOR EXHIBITS THERETO, FOR THE PERIOD ENDED DECEMBER 31, 1993, FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, TO ANY SHAREHOLDER AT THE CLOSE OF BUSINESS ON MARCH 11, 1994. ANY EXHIBITS WILL BE PROVIDED ON REQUEST UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THE EXHIBIT. REQUESTS SHOULD BE ADDRESSED TO SYNCOR, TO THE ATTENTION OF INVESTOR RELATIONS, 20001 PRAIRIE STREET, CHATSWORTH, CALIFORNIA 91311, OR TELEPHONE (818) 886-7400.